NEWS RELEASE

For information contact:
Kevin B. Habicht
Chief Financial Officer
(407) 265-7348

For Immediate Release
March 15, 2005

COMMERCIAL NET LEASE REALTY, INC. ANNOUNCES
RETIREMENT OF TWO DIRECTORS

        Orlando, FL, March 15, 2005 — Commercial Net Lease Realty, Inc. (NYSE: NNN), a real estate investment trust, announced today that James M. Seneff, Jr., chairman of the board, and Robert A. Bourne, vice chairman, will retire from the Board of Directors on June 1, 2005, the scheduled date of the next annual meeting of shareholders. Seneff has served as chairman of the board since June 1992 and served as chief executive officer of the company from July 1992 until February 2004. Bourne served as a director and, at various points since 1992, held the offices of secretary, treasurer and president.

        “On behalf of all of our employees and shareholders, I would like to thank Jim and Bob for their significant contribution to NNN over the past thirteen years. All of us at NNN are grateful for their vision and leadership. As friends and large shareholders, we are pleased that we will continue to have access to their wise counsel and encouragement,” said Craig Macnab, chief executive officer.

        “It has been a tremendous pleasure to work with the board and management team to grow this company into what it is today,” said Seneff, chairman of CNL Financial Group. “Bob and I look forward to pursuing our other business interests and are confident in Craig Macnab’s ability to continue to create value for NNN’s shareholders.”

        Since July of 1992, the assets of Commercial Net Lease Realty grew from $15 million to $1.3 billion and the company provided an annual total return to shareholders of 14.8 percent through February 28, 2005. In addition, the company is one of 221 publicly traded companies in America to have increased its annual dividend each year for the past 15 years.

Commercial Net Lease Realty invests primarily in high quality, single-tenant retail properties generally subject to long-term, net leases with established tenants, such as Barnes & Noble, Best Buy, CVS, OfficeMax and the United States of America. As of December 31, 2004, the Company owned 362 investment properties in 38 states with a gross leasable area of approximately 8.5 million square feet. These properties are leased to 151 corporations in 56 industry classifications.